Exhibit 99.1

Amicus Therapeutics Appoints Burke W. Whitman to its Board of Directors

CRANBURY, N.J., May 13, 2019 — Amicus Therapeutics (Nasdaq: FOLD) today announced the election and appointment of Burke W. Whitman to its Board of Directors, effective at the end of this quarter. Mr. Whitman is a proven leader of corporate and military organizations.  He has served as a corporate CEO, CFO and board member of multiple publicly-traded and Fortune 500 healthcare service companies, as well as the commanding general of the 4th Marine Division and the commander of Marine Forces Reserve.

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc., stated, “On behalf of our Board of Directors, I am pleased to announce Burke Whitman’s appointment to the Amicus Board. Burke brings tremendous experience in leadership, strategy, operations and organizational effectiveness in both the military and in the healthcare fields. His remarkable service to our nation is humbling and his extensive high integrity executive leadership in healthcare and his boardroom experience will add much to our mission at Amicus for patients and for shareholders. Burke’s appointment complements our existing strong group of directors and senior leaders as we continue to build one of the world’s leading global biotechnology companies in rare metabolic diseases.”

Currently a major general in the United States Marine Corps Reserve, Mr. Whitman has held various roles of increasing responsibility in the Marine Corps since 2008, and will complete his uniformed service in 2019. A veteran of multiple combat deployments, his decorations include a Defense Superior Service Medal, two Legion of Merit Medals, a Bronze Star Medal, two Combat Action Ribbons, and a Presidential Unit Citation.  Concurrently, since 2018 he serves as a member of the board of directors of Omega Healthcare Investors, Inc. (NYSE: OHI).  Prior to returning to active military service in 2008, Mr. Whitman served as the Chief Executive Officer and as a director of Health Management Associates, Inc. (formerly NYSE: HMA), an owner and operator of acute care hospitals, where he was named a Best CEO by Institutional Investor magazine in 2008.  From 1998 to 2005, Mr. Whitman served as the Chief Financial Officer of Triad Hospitals, Inc. (formerly NYSE: TRI), an owner and operator of hospitals, where he was twice named a Best CFO by Institutional Investor magazine.

Mr. Whitman has served on the board of directors of the Toys for Tots Foundation as chairman of the investment committee, and on the board of directors of the Federation of American Hospitals as chairman of the audit committee.  He is a founder of the National Museum of the Marine Corps, and has served on the board of advisors of Marine Corps University.  Currently he serves on the U.S. Reserve Forces Policy Board as an advisor to the Secretary of Defense, and on the board of trustees of the Lovett School in Atlanta. Mr. Whitman received a Master of Business Administration from Harvard Business School, a Master of Strategic Studies from the U.S. Army War College, and a Bachelor of Arts from Dartmouth College.

“Amicus is at the forefront of science and innovation, with a unique dedication to people living with rare diseases. The Amicus focus on its mission for patients, its remarkable commitment and vision to become one of the world’s most significant biotechnology companies are what drew me to this opportunity.  I am thrilled to be joining the Board at such an exciting time in the Company’s growth,” said Mr. Whitman. “I look forward to advancing the company’s mission to develop groundbreaking new medicines and hopefully one day cures for life-threatening conditions.”

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel high-quality medicines for people living with rare metabolic diseases. With extraordinary patient focus, Amicus Therapeutics is committed to advancing and expanding a robust pipeline of cutting-edge, first- or best-in-class medicines for rare metabolic diseases. For more information please visit the company’s website at www.amicusrx.com, and follow on Twitter and LinkedIn.

CONTACTS:

Investors:

Amicus Therapeutics

Sara Pellegrino, IRC

Vice President, Investor Relations & Corporate Communications

spellegrino@amicusrx.com

(609) 662-5044

Media:

Amicus Therapeutics

Marco Winkler

mwinkler@amicusrx.com

(609) 662-2798

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